                                                                    Exhibit 10.4



                             METAL SUPPLY AGREEMENT





                                     between

                                  NOVELIS INC.

                                 (as Purchaser)

                                       and

                                   ALCAN INC.

                                  (as Supplier)



                 FOR THE SUPPLY OF SHEET INGOT IN NORTH AMERICA







         DATED DECEMBER ____, 2004, WITH EFFECT AS OF THE EFFECTIVE DATE







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                                TABLE OF CONTENTS

1.       DEFINITIONS AND INTERPRETATION...........................................................................2
2.       METAL...................................................................................................10
3.       FORCE MAJEURE...........................................................................................17
4.       ASSIGNMENT..............................................................................................19
5.       TERM AND TERMINATION....................................................................................20
6.       EVENTS OF DEFAULT.......................................................................................21
7.       REPRESENTATIONS AND WARRANTIES..........................................................................22
8.       CONFIDENTIALITY.........................................................................................22
9.       DISPUTE RESOLUTION......................................................................................22
10.      MISCELLANEOUS...........................................................................................22

SCHEDULES
1        Product Premium
2        Metal Specifications
3.       Contract Year 1 Quantities
4.       Shipment and Delivery Performance

                             METAL SUPPLY AGREEMENT

THIS AGREEMENT entered into in the City of Montreal, Province of Quebec, is dated December ____, 2004, with effect as of the Effective Date.

BETWEEN: NOVELIS INC., a corporation incorporated under the Canada Business Corporations Act ("NOVELIS" or the "PURCHASER");

AND: ALCAN INC., a corporation organized under the Canada Business Corporations Act ("ALCAN" or the "SUPPLIER").

RECITALS:

WHEREAS Alcan and Novelis have entered into a Separation Agreement pursuant to which they set out the terms and conditions relating to the separation of the Separated Businesses from the Remaining Alcan Businesses (each as defined therein), such that the Separated Businesses are to be held, as at the Effective Time (as defined therein), directly or indirectly, by Novelis (such agreement, as amended, restated or modified from time to time, the "SEPARATION AGREEMENT").


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                                      -2-


WHEREAS the Supplier wishes to supply, and the Purchaser wishes to purchase, subject to the terms and conditions of this Agreement, Metal (as defined below) required by the Purchaser at the Delivery Sites (as defined below).

WHEREAS the Parties have entered into this Agreement in order to set forth such terms and conditions.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1      DEFINITIONS

         For the purposes of this Agreement, the following terms and expressions and variations thereof shall, unless another meaning is clearly required in the context, have the meanings specified or referred to in this Section 1.1:

         "AFFECTED PARTY" has the meaning set forth in Section 3.1.

         "AFFILIATE" of any Person means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such first Person as of the date on which or at any time during the period for when such determination is being made. For purposes of this definition, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing.

         "AGREEMENT" means this Metal Supply Agreement, including all of the Schedules hereto.

         "ALCAN" means Alcan Inc.

         "ALCAN GROUP" means Alcan and its Subsidiaries from time to time on and after the Effective Date.

         "ANNUAL BASE QUANTITY" means

                  (i)      in respect of Contract Year 1, *** Tonnes,

                  (ii)     in respect of Contract Year 2, *** Tonnes,

                  (iii) in respect of Contract Year 3, *** Tonnes (or such other quantity as may be agreed in writing by the Parties prior to September 30, 2005,


*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.


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                                      -3-


                           provided such quantity shall be greater than or equal to *** Tonnes and less than or equal to *** Tonnes), and

                  (iv) in respect of each of Contract Year 4 to Contract Year ***, inclusive, such amount, in Tonnes, in respect of each Contract Year, (a) as may be agreed to by the Parties during the first 6 months of Contract Year 2 or (b) if the Parties have failed to reach agreement with respect to such amount during the first 6 months of Contract Year 2, and a Party has given 18 months notice prior to the commencement of a Contract Year to the other Parties hereto that it wishes to reduce the Annual Base Quantity by no more than ***% of the then current Annual Base Quantity, the amount so notified by such Party, or
                           (c) if the Parties have failed to reach agreement during the first 6 months of Contract Year 2 and no Party has given a notice in accordance with (b) above, an amount which is equal to the Annual Base Quantity in respect of the preceding Contract Year, subject to any reduction in accordance with Section 2.1(c).

         "ANNUAL ORDER QUANTITY" means,

                  (i) in respect of Contract Year 1, a quantity greater than *** Tonnes and less than *** Tonnes,

                  (ii) in respect of Contract Year 2, a quantity greater than *** Tonnes and less than *** Tonnes,

                  (iii) in respect of Contract Year 3, a quantity to be agreed on by the Parties in writing prior to September 30, 2005, which quantity is greater than the Annual Base Quantity for Contract Year 3 minus *** Tonnes and less than the Annual Base Quantity for Contract Year 3 plus *** Tonnes, and

                  (iv) in respect of each Contract Year from and after Contract Year 4, to Contract Year ***%, inclusive, a quantity greater than *** of the Annual Base Quantity for such Contract Year and less than or equal to ***% of the Annual Base Quantity for such Contract Year, which quantity, in each case, is notified by the Purchaser to the Supplier pursuant to Section 2.6(i).

         "APPLICABLE LAW" means any applicable law, rule or regulation of any Governmental Authority or any outstanding order, judgment, injunction, ruling or decree by any Governmental Authority.

         "APPLICABLE LME DISCOUNT PERCENTAGE" means, for each of Contract Year 1 to Contract Year ***, inclusive, ***%, and for any Contract Year from and after

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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                                      -4-


         Contract Year ***, such percentage as may be agreed to by the Parties in connection with any extension of the Term pursuant to Section 5.3.

         "BILL OF LADING DATE" means the date of the bill of lading representing Metal cargo to be delivered under this Agreement.

         "BUSINESS CONCERN" means any corporation, company, limited liability company, partnership, joint venture, trust, unincorporated association or any other form of association.

         "BUSINESS DAY" means any day excluding (i) Saturday, Sunday and any other day which, in the City of Montreal (Canada) or in the City of New York (United States), is a legal holiday, or (ii) a day on which banks are authorized by Applicable Law to close in the city of Montreal (Canada) or in the city of New York (United States).

         "COMMERCIALLY REASONABLE EFFORTS" means the efforts that a reasonable and prudent Person desirous of achieving a business result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible in the context of commercial relations of the type contemplated in this Agreement; provided, however, that an obligation to use Commercially Reasonable Efforts under this Agreement does not require the Person subject to that obligation to assume any material obligations or pay any material amounts to a Third Party or take actions that would reduce the benefits intended to be obtained by such Person under this Agreement.

         "CONSENT" means any approval, consent, ratification, waiver or other authorization.

         "CONSULTATION PERIOD" has the meaning set forth in Section 2.5.

         "CONTRACT PRICE" means, for each Tonne of Metal sold and purchased hereunder in any month, the aggregate of the following:

                  (i)      the Midwest Price calculated for such month,

                  (ii) minus the Applicable LME Discount Percentage of the LME 3-Month Aluminum Price for such month,

                  (iii)    plus the Product Premium in effect in such month,

                  (iv) minus the Logistics Discount/Premium Amount applicable in such month (in case of supply to Oswego) or plus the Logistics Discount/Premium Amount applicable in such month (in case of supply to Logan),

                  (v) plus the Cut Premium, if any, applicable to such Metal, and

                  (vi) plus the Small Quantity Premium, if any, applicable to such Metal;


*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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                                      -5-


         such amount shall be rounded upwards to the nearest Dollar.

         "CONTRACT YEAR" means (a) initially the period commencing on the Effective Date and ending on the last day of the calendar year in which the Effective Date occurs (such initial period being "CONTRACT YEAR 1") and (b) thereafter, each successive period consisting of twelve calendar months (the first such period being "CONTRACT YEAR 2"), provided that the final Contract Year shall end on the last day of the Term.

         "CPT" means, to the extent not inconsistent with the provisions of this Agreement, CPT as defined in Incoterms 2000, published by the ICC, Paris, France, as amended from time to time.

         "CUT PREMIUM" means, in respect of each Tonne of Metal supplied hereunder, an amount equal to (i) $*** per Tonne for one butt, or (ii) $*** per Tonne for two butts; provided that Cut Premium is only applicable if the Purchaser has requested, in the Firm Order relating to the applicable supply of Metal, that the Supplier remove butts of the supplied Metal.

         "DEFAULT INTEREST RATE" means the greater of ***% per annum or the Prime Rate plus ***% per annum, but in no event shall the Default Interest Rate exceed the maximum rate of interest permitted by Applicable Law.

         "DEFAULTING PARTY" has the meaning set forth in Section 6.

         "DELIVERY SITE" means any of the following facilities of the Purchaser, as specified, in respect of each shipment of Metal hereunder in the Firm Orders provided by the Purchaser hereunder:

                  (i)      Oswego Plant, Oswego, New York;

                  (ii)     Logan Aluminum, Russelville, Kentucky; or

                  (iii) such other facilities of the Purchaser as may be agreed to by the Supplier.

         "DISPUTES" has the meaning set forth in Section 9.1.

         "DOLLARS" or "$" means the lawful currency of the United States of America.

         "EFFECTIVE DATE" means the "Effective Date" as defined in the Separation Agreement.

         "ESTIMATED ANNUAL CAPACITY" has the meaning set out in Section 2.4(b)(i), subject to any adjustment pursuant to Section 2.5.

         "ESTIMATED ANNUAL ORDER QUANTITY" has the meaning set out in Section 2.3(b)(i), subject to any adjustment pursuant to Section 2.5.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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         "ESTIMATED MONTHLY CAPACITY" has the meaning set out in Section
         2.4(b)(ii), subject to any adjustment pursuant to Section 2.5.

         "ESTIMATED MONTHLY CAPACITY UPDATE" has the meaning set forth in
         Section 2.7(a).

         "ESTIMATED MONTHLY DEMAND" has the meaning set out in Section 2.3(b)(ii), subject to any adjustment pursuant to Section 2.5, Section 2.6(ii) or Section 2.7(b)(ii).

         "EVENT OF DEFAULT" has the meaning set forth in Section 6.

         "FIRM ORDER" has the meaning set forth in Section 2.7(b)(i).

         "FORCE MAJEURE" has the meaning set forth in Section 3.2.

         "GOVERNMENTAL AUTHORITY" means any court, arbitration panel, governmental or regulatory authority, agency, stock exchange, commission or body.

         "GOVERNMENTAL AUTHORIZATION" means any Consent, license, certificate, franchise, registration or permit issued, granted, given or otherwise made available by, or under the authority of, any Governmental Authority or pursuant to any Applicable Law.

         "ICC" means the International Chamber of Commerce.

         "INCOTERMS 2000" means the set of international rules updated in the year 2000 for the interpretation of the most commonly used trade terms for foreign trade, as published by the ICC.

         "LIABILITIES" has the meaning set forth in the Separation Agreement.

         "LME 3-MONTH ALUMINUM PRICE" for any calendar month means the arithmetic average LME 3-Month seller's price for primary high grade aluminum, as published in Metal Bulletin on each day during the calendar month preceding such calendar month or as otherwise determined pursuant to Section 2.10(b). For avoidance of doubt, the LME 3-Month Aluminum Price for the month of April will be based on aluminum prices published during the month of March.

         "LME" means the London Metal Exchange.

         "LOGISTICS DISCOUNT/PREMIUM AMOUNT" means, for each of Contract Year 1 to Contract Year ***, inclusive, (i) in respect of any supply to Oswego, a discount of $*** per Tonne and (ii) in respect of any supply to Logan, a surcharge of $*** per Tonne, and for any Contract Year from and after Contract Year ***, such amount as may be agreed to by the Parties in connection with any extension of the Term pursuant to
         Section 5.3.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.


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         "MAXIMUM ANNUAL SUPPLY OBLIGATION" means:

                  (i)      in respect of Contract Year 1, *** Tonnes,

                  (ii)     in respect of Contract Year 2, *** Tonnes,

                  (iii)    in respect of Contract Year 3, *** Tonnes, and

                  (iv) in respect of each Contract Year from and after Contract Year 4 to Contract Year ***, inclusive, the maximum amount of the permitted range of the Annual Order Quantity for such Contract Year.

         "METAL" means aluminum sheet ingot having the specifications set forth in SCHEDULE 2.

         "MIDWEST PRICE" for any calendar month means the arithmetic average of the mid-west transaction prices for primary high grade aluminum, as published in Metals Week on each day during the calendar month preceding such calendar month or as otherwise determined pursuant to
         Section 2.10(b). As an example, the Midwest Price for the month of April will be based on metal prices published during the month of March.

         "MINIMUM ANNUAL PURCHASE QUANTITY" means:

                  (i)      in respect of Contract Year 1, *** Tonnes,

                  (ii)     in respect of Contract Year 2, *** Tonnes,

                  (iii)    in respect of Contract Year 3, *** Tonnes, and

                  (iv) in respect of each Contract Year from and after Contract Year 4 to Contract Year ***, inclusive, the minimum amount of the permitted range of the Annual Order Quantity for such Contract Year.

         "MONTH M1" has the meaning set forth in Section 2.7(b)(i).

         "MONTHLY OFFTAKE QUOTE" has the meaning set out in Section 2.7(b).

         "NOVELIS" means Novelis Inc.

         "NOVELIS GROUP" means Novelis Inc. and its Subsidiaries from time to time on and after the Effective Date.

         "PARTY" means each of the Purchaser and the Supplier as a party to this Agreement and "PARTIES" means both of them.

         "PERSON" means any individual, Business Concern or Governmental Authority.


*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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         "PRIME RATE" means the floating rate of interest established from time to time by the Royal Bank of Canada (the "BANK") as the reference rate of interest the Bank will use to determine rates of interest payable by its borrowers for commercial loans denominated in Dollars and made by the Bank to such borrowers in Canada and designated by the Bank as its "prime rate" and which shall change from time to time as changed by the Bank.

         "PRODUCT PREMIUM" means,

                  (i) in respect of Metal supplied hereunder from and after January 1, 2005 to June 30, 2005, the premiums set out in SCHEDULE 1;


                  (ii) in respect of Metal supplied hereunder during the period from and after July 1, 2005 to June 30, 2006, the premium identified in paragraph (i) above, subject to adjustment in accordance with the mechanism described in the second part of SCHEDULE 1, and

                  (iii) in respect of Metal supplied hereunder at any time from and after July 1, 2006, such amount, as adjusted on July 1 in each Contract Year by adding to the then applicable Product Premium an amount equal to such percentage of the then applicable Product Premium as is equal to 1/2 the percentage variation in the US CPI that has taken place between January 1 and December 31 in the immediately preceding calendar year, provided that Product Premium payable in respect of Metal in the 5XXX alloy series will be adjusted on January 1, 2005, July 1, 2005 and January 1, 2006 based on actual magnesium prices paid by the Supplier during the six month period immediately preceding the date of adjustment (subject to the application of Section 2.10(c).

         "PURCHASER" has the meaning set forth in the Preamble to this Agreement.

         "SALES TAX" means any sales, use, consumption, goods and services, value added or similar tax, duty or charge imposed by a Governmental Authority pursuant to Applicable Law.

         "SEPARATION AGREEMENT" has the meaning set out in the Preamble to this Agreement.

         "SMALL QUANTITY PREMIUM" means an amount equal to $*** per Tonne, payable in respect of supplies hereunder where the alloy size combination ordered by the Purchaser in any Firm Order is under the lesser of 100 Tonnes or one furnace load.

         "SPECIFICATIONS" means specifications for Metal as set out in SCHEDULE
         2.

         "SUBSIDIARY" of any Person means any corporation, partnership, limited liability entity, joint venture or other organization, whether incorporated or unincorporated, of

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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                                      -9-


         which a majority of the total voting power of capital stock or other interests entitled (without the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, is at the time owned or controlled, directly or indirectly, by such Person.

         "SUPPLIER" has the meaning set forth in the Preamble to this Agreement.

         "SUPPLIER FACILITIES" means the facilities of the Supplier located in any of the following locations, to be selected at the Supplier's option:

                  (i)      Laterriere,

                  (ii)     Grand Baie,

                  (iii)    Becancour,

                  (iv)     Kitimat,

                  (v) or such other locations as may be agreed to by the Purchaser in accordance with Section 2.1(b).

         "SUPPLY SCHEDULE" means in respect of each Contract Year, the notice of Estimated Annual Capacity for such Contract Year and Estimated Monthly Capacity in respect of each calendar month therein, delivered by the Supplier pursuant to Section 2.4(b).

         "TERM" has the meaning set forth in Section 5.2.

         "TERMINATING PARTY" has the meaning set forth in Section 6.

         "THIRD PARTY" means a Person that is not a Party to this Agreement, other than a member or an Affiliate of Alcan Group or a member or an Affiliate of Novelis Group.

         "THIRD PARTY CLAIM" has the meaning set forth in the Separation Agreement.

         "TONNE" means 1,000 kilograms.

         "US CPI" means the Consumer Price Index for All Urban Consumers, as published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor.

1.2      CURRENCY

         All references to currency herein are to Dollars unless otherwise specified.


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                                      -10-


1.3      VIENNA CONVENTION

         The Parties agree that the terms of the United Nations Convention (Vienna Convention) on Contracts for the International Sale of Goods
         (1980) shall not apply to this Agreement or the obligations of the Parties hereunder.

2.       METAL

2.1      SUPPLY AND SALE BY THE SUPPLIER

         (a) Subject to the terms and conditions of this Agreement, beginning on the Effective Date and continuing throughout the Term of this Agreement, the Supplier shall supply and sell to the Purchaser "CPT the applicable Delivery Site" the quantities of Metal determined in accordance with this Agreement.

         (b) The Supplier shall supply Metal from a Supplier Facility of the Supplier's choosing or from such other sources and locations as may be agreed by the Parties. If the Supplier wishes at any time to deliver Metal hereunder to the Purchaser from a source other than the facilities named in the definition of "Supplier Facilities" herein, it may do so provided such Metal complies with the Specifications and the Purchaser has confirmed in writing that the source of such Metal is acceptable to it. The Purchaser shall act reasonably in providing such confirmation.

         (c) The quantity of Metal which the Purchaser agrees to purchase and the Supplier agrees to supply hereunder shall be subject to reduction on a pro rata basis in the event the Supplier provides notice to the Purchaser that one of the Supplier Facilities owned by the Supplier has been temporarily or permanently shut down by the Supplier, provided such shut down has occurred as a result of a good faith decision by the Supplier that the continued operation of such Supplier Facility would be uneconomic or otherwise unviable or non value-maximizing for the Supplier. This reduction shall be for such quantity as may be agreed by the Parties and, failing agreement, shall be for such quantity as is equal to the Estimated Annual Capacity for the applicable Contract Year multiplied by the annual reduction capacity of the Supplier Facilities that have been shut down, and divided by the total annual production capacity of all Supplier Facilities before giving effect to the shutdown.

2.2      PURCHASE BY THE PURCHASER

         Subject to the terms and conditions of this Agreement, beginning on the Effective Date and continuing throughout the Term of this Agreement, the Purchaser shall purchase and take delivery from the Supplier "CPT the applicable Delivery Site" the quantities of Metal determined in accordance with this Agreement.


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                                      -11-


2.3      NOTIFICATION OF ESTIMATED QUANTITIES OF METAL REQUIRED BY THE PURCHASER

         (a) The Purchaser agrees to purchase and the Supplier agrees to supply, in each Contract Year, in accordance with the terms hereof, a quantity of Metal which is no less than the Minimum Annual Purchase Quantity for such Contract Year.

         (b) With respect to the purchase of Metal hereunder in any Contract Year, the Purchaser shall provide to the Supplier no later than on September 1 of the Contract Year preceding such Contract Year:

                  (i) an estimate, in Tonnes, of the Annual Order Quantity (the "ESTIMATED ANNUAL ORDER QUANTITY" for such Contract Year); and

                  (ii) an estimate, in Tonnes, of the quantity of Metal required for each month in such Contract Year (the "ESTIMATED MONTHLY DEMAND"), provided (1) the amount for each month shall be less than or equal to ***% of the Estimated Annual Order Quantity for such Contract Year divided by 12, and greater than or equal to ***% (or, for no more than 2 months, ***%), of the Estimated Annual Order Quantity divided by 12, and
                           (2) the aggregate of the Estimated Monthly Demand amounts for all months in such Contract Year shall equal the Estimated Annual Order Quantity notified pursuant to paragraph (i) above.

                  The Estimated Annual Order Quantity for Contract Year 1 and the Estimated Monthly Demand for each month in Contract Year 1, are set out in SCHEDULE 3.

2.4      NOTIFICATION OF ESTIMATED QUANTITIES OF METAL SUPPLIED BY THE SUPPLIER

         (a) The Supplier shall have no obligation to supply Metal in a Contract Year in excess of the Maximum Annual Supply Obligation for such Contract Year, unless otherwise agreed by the Parties hereto.

         (b) With respect to the supply of Metal hereunder in any Contract Year, the Supplier shall provide to the Purchaser no later than September 15 of the Contract Year preceding such Contract
                  Year:

                  (i) an estimate, in Tonnes, of the Supplier's supply capacity of Metal for such Contract Year (the "ESTIMATED ANNUAL CAPACITY"), which amount shall be greater than or equal to the Maximum Annual Supply Obligation for such Contract Year, and

                  (ii) an estimate, in Tonnes, of the Supplier's supply capacity of Metal for each month in such Contract Year (the "ESTIMATED MONTHLY CAPACITY"), provided that the Estimated Monthly Capacity in respect of each month shall be equal to or greater than the Estimated Monthly Demand for such month notified by the Purchaser in accordance with Section 2.3(b)(ii).

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.



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                                      -12-


                  In determining the Estimated Annual Capacity and the Estimated Monthly Capacity, in each case, the Supplier shall take into account actual operating days in the relevant Contract Year or month, as applicable (taking into account planned shutdowns of the Supplier Facilities), existing commitments of the Supplier for supply to other Persons, and seasonal factors affecting the Supplier's capacity.

                  The Estimated Annual Capacity for Contract Year 1 and the Estimated Monthly Capacity for each month in Contract Year 1 are set out in SCHEDULE 3.

2.5      CHANGES TO ESTIMATES

         In respect of the purchase and supply of Metal hereunder in any Contract Year, the Purchaser and Supplier agree to consult during the period September 1 to October 31 in the year preceding such Contract Year (the "CONSULTATION PERIOD") with respect to offtake and capacity issues effecting the estimates of purchase requirements and supply capacity provided by the Purchaser and Supplier, respectively, pursuant to Sections 2.3 and 2.4. During such Consultation Period the Purchaser may propose to purchase a quantity of Metal in such Contract Year in excess of the Maximum Annual Supply Obligation for such Contract Year and/or to modify the Estimated Annual Order Quantity or Estimated Monthly Demand amounts notified by the Purchaser in respect of such Contract Year, provided that the Supplier shall be under no obligation to agree to such proposal by the Purchaser. During such Consultation Period the Supplier may propose a revised Supply Schedule provided that the Purchaser shall be under no obligation to agree to such revised Supply Schedule, and the Supplier shall be under no obligation to comply with the terms of such revised Supply Schedule, unless the Parties agree to such changes. The Parties shall consult and negotiate in good faith during the Consultation Period with respect to any such matters proposed by the Purchaser or Supplier, as applicable, and will discuss planned maintenance shutdowns at any of the Delivery Sites or the Supplier Facilities and if possible, schedule down-time events relating to such plant maintenance shutdowns for times which are mutually agreeable to the Purchaser and the Supplier with a view to avoiding production disruption at the Supplier Facilities or inventory build-ups at any of the Supplier Facilities or the Delivery Sites.

2.6      NOTIFICATION OF ANNUAL ORDER QUANTITY

         In respect of the purchase and supply of Metal hereunder in any Contract Year, the Purchaser shall deliver to the Supplier on or before October 31 in the year preceding such Contract Year, a notice setting forth:

                  (i) the firm Annual Order Quantity for such Contract Year, which shall be no less than the Minimum Annual Purchase Quantity calculated for such Contract Year, and


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                                      -13-


                  (ii) the Estimated Monthly Demand (which may be updated from the amount notified pursuant to Section 2.3(b)(ii)) for each month in such Contract Year provided (1) such amount in respect of each month shall be less than or equal to ***% of the Annual Order Quantity for such Contract Year divided by 12, and greater than or equal to ***% (or ***% for no more than 2 months) of the Annual Order Quantity for such Contract Year divided by 12, and (2) such amount in respect of any month does not exceed the Estimated Monthly Capacity notified by the Supplier in respect of such month pursuant to Section 2.4(b)(ii) (as such amount may be adjusted pursuant to Section 2.5).

2.7      MONTHLY QUANTITY MANAGEMENT

         (a) Throughout the Term of this Agreement, by the first day of each month (and if such day is not a Business Day, on the Business Day immediately preceding such day), the Supplier shall notify the Purchaser of its updated Estimated Monthly Capacity for each month (including the month in which such notice is delivered) of the then current Contract Year (such amount referred to as the "ESTIMATED MONTHLY CAPACITY UPDATE"), which Estimated Monthly Capacity Update:

                  (i) shall not be subject to adjustment in excess of +/- 5% by the Supplier in respect of the first three months in respect of which such notice is sent, such that the amount notified in respect of such months may not be reduced or increased by more than 5% in subsequent Estimated Monthly Capacity Updates delivered under this Section 2.7;

                  (ii) shall be an indicative amount for each of the remaining months in the then current Contract Year included in such notification, which amount may be modified in future Estimated Monthly Capacity Updates delivered pursuant to this Section 2.7; and

                  (iii) shall be, in respect of each month, equal to or greater than the Estimated Monthly Demand most recently notified by the Purchaser in respect of such month pursuant to Section 2.6 (subject to any adjustment pursuant to Section 2.5).

         (b) Throughout the Term of this Agreement by the 15th day of each month (and if such day is not a Business Day, on the Business Day immediately preceding such 15th day), the Purchaser shall provide to the Supplier a notice (referred to as the "MONTHLY OFFTAKE QUOTE") setting forth the following:

                  (i) the quantity of Metal which the Purchaser commits to purchase hereunder in the next succeeding month ("MONTH M1"), which quantity, shall be greater than or equal to ***% of the Annual Order Quantity for the Contract Year in which Month M1 takes place divided by 12, and


*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                           less than or equal to ***% of the Annual Order Quantity for the Contract Year in which Month M1 takes place divided by 12, and identifying the Delivery Site or Delivery Sites to which such Metal should be delivered (which notification in respect of Month M1 is referred to herein as the "FIRM ORDER" for such month), and the Purchaser hereby agrees that it shall purchase from the Supplier in Month M1 a quantity of Metal which is no less than ***% of the quantity identified in the Firm Order, and no more than ***% than the quantity identified in such Firm Order;

                  (ii) an updated Estimated Monthly Demand for each month subsequent to Month M1 occurring in the Contract Year in which Month M1 occurs, which updated amount:

                           (1) shall be greater than or equal to ***% (or ***% for no more than 2 months) of the Annual Order Quantity for the Contract Year in which such month takes place divided by 12, and less than or equal to ***% of the Annual Order Quantity for the Contract Year in which such month takes place divided by 12; and

                           (2) when aggregated with all quantities of Metal actually purchased by the Purchaser hereunder in all months prior to Month M1 occurring in the same Contract Year, shall be no less than the Minimum Annual Purchase Quantity in respect of such Contract Year, provided that the Firm Order for Month M1 and each Estimated Monthly Demand for each subsequent month shall be no more than the Estimated Monthly Capacity Update most recently notified by the Supplier in respect of such month.

2.8      WEEKLY QUANTITY MANAGEMENT

         The Parties shall cooperate in coordinating capacity demand and shipments within each calendar month. Supplier's weekly capacity shall, absent normal course capacity constraints, be within the range of ***% to ***% of 1/4 of the Estimated Monthly Capacity Update last provided by the Supplier hereunder in respect of the month containing the relevant week.

2.9      SUPPLIER'S SHIPPING OBLIGATIONS

         (a) The Supplier shall supply to the Purchaser, in accordance with the terms hereof, in each month, such quantity of Metal as is identified by the Purchaser in respect of such calendar month in the Firm Order for such month delivered by the Purchaser in accordance with Section 2.7(b)(i).

         (b) Notwithstanding the provisions of Incoterms 2000 and Section 2.13, the Supplier acknowledges its responsibility to make all necessary arrangements for the transportation of Metal to the Delivery Site on behalf of the Purchaser.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                  The Supplier shall act as the disclosed agent of the Purchaser in entering into contracts for hiring carriers for the shipment of Metal under this Agreement. In doing this, the Supplier shall use Commercially Reasonable Efforts to obtain competitive freight rates and shall obtain approval from the Purchaser before entering into any long term contracts for hiring carriers on behalf of the Purchaser. The Supplier shall use Commercially Reasonable Efforts to ensure that such transportation is suitable for delivering the Metal to the Delivery Site.

         (c) The Supplier undertakes to maintain the same practices and levels of service in respect of shipments of Metal hereunder consistent with its past and current practices. The Supplier undertakes to ensure that any shipments of Metal supplied hereunder:

                  (i) to the Purchaser's facilities at Oswego Plant, Oswego, New York, shall be made by rail to an intermediate point (which may be Brockville, Ontario), with onward shipment to such Delivery Site by truck; and

                  (ii) to the Purchaser's facilities at the Logan Aluminum Plant, Russelville, Kentucky, are made by either rail or truck, at the Supplier's option.

         (d) Matters regarding shipment and delivery performance hereunder shall be governed by the provisions of SCHEDULE 4.


2.10     PRICE

         (a) The price payable by the Purchaser to the Supplier for each Tonne of Metal sold and purchased pursuant to Sections 2.1 and
                  2.2 shall be the Contract Price. The date used for calculating the Contract Price for any shipment of Metal shall be the Bill of Lading Date.

         (b) In the event that (i) LME ceases or suspends trading in aluminum, (ii) Metal Week ceases to be published or ceases to publish the relevant reference price for determining the Midwest Price, or (iii) Metal Bulletin ceases to be published or ceases publication of the relevant reference price for determining the LME 3-Month Aluminum Price, the Parties shall meet with a view to agreeing on an alternative publication or, as applicable, reference price. If the Parties fail to reach an agreement within sixty (60) days of any Party having notified the other to enter into discussions to agree to an alternative publication or reference price, then the Chairman of the LME in London, England or his nominee shall be requested to select a suitable reference in lieu thereof and an appropriate amendment to the terms of this Section 2.10. The decision of the Chairman or his nominee shall be final and binding on the Parties.

         (c) The Purchaser shall be entitled to request a review by an independent external auditor of the Supplier's cost data used to calculate adjustments made to the Product Premium based on actual magnesium prices paid by the Supplier, which review shall be carried out on a confidential basis with no disclosure of such cost data to the Purchaser. Subject to the Supplier being satisfied, acting reasonably, with the arrangements in place to ensure the confidentiality of the cost data disclosed to such external auditors, the Supplier shall make such data available to such external auditors to enable such review.

         (d) The Supplier shall use Commercially Reasonable Efforts to review its costing practices with a view to reducing the alloy size combination to less than one furnace load.

2.11     QUALITY

         (a) Metal supplied under this Agreement shall comply with the Specifications set forth in SCHEDULE 2. The Supplier shall use Commercially Reasonable Efforts to notify the Purchaser prior to shipment of any Metal that does not meet Specifications. The Purchaser shall not be required to accept delivery of any Metal that does not meet Specifications. If the Purchaser does not accept delivery of Metal not meeting Specifications, the Supplier's obligation shall be limited to the assumption of all costs for return of such Metal to the Supplier, and for the delivery of replacement Metal to the Purchaser. All other express or implied warranties, conditions and other terms relating to Metal hereunder, including warranties relating to merchantability or fitness for a particular purpose, are hereby excluded to the fullest extent permitted by Applicable Law.

         (b) If the Specifications for Metal supplied by the Supplier change, the Supplier may propose that the Specifications set forth in SCHEDULE 2 be amended to reflect such changes. If the revised Specifications do not result in increased costs for the processing of such Metal by the Purchaser, the Purchaser shall not unreasonably withhold or delay its consent to such changed specifications.

2.12     PAYMENT

         (a) The Purchaser shall pay the Supplier in full for each shipment of Metal meeting the Specifications set out in SCHEDULE 2 or otherwise accepted by the Purchaser in accordance with the Supplier's commercial invoice within thirty (30) days of the Bill of Lading Date.

         (b) If the Purchaser believes that a shipment of Metal does not meet the Specifications set out in SCHEDULE 2 and has rejected such shipment in a timely manner in accordance with the terms hereof, it need not pay the invoice. However, if the Purchaser subsequently accepts that the Metal complies with the Specifications set out in SCHEDULE 2, the Purchaser shall pay the invoice and, if payment is overdue pursuant to Section 2.12(a), interest in accordance with Section 2.12(c).

         (c) If any payment required to be made pursuant to Section 2.12(a) above is overdue, the full amount shall bear interest at a rate per annum equal to the

                  Default Interest Rate calculated on the actual number of days elapsed, accrued from and excluding the date on which such payment was due, up to and including the actual date of receipt of payment in the nominated bank or banking account.

         (d) All amounts paid to the Supplier or the Purchaser hereunder shall be paid in Dollars by wire transfer in immediately available funds to the account specified by the Supplier or Purchaser, as applicable, by notice from time to time by one Party to the other hereunder.

         (e) If any Party fails to purchase or supply, as applicable, any quantity of Metal in any month as required under the terms of this Agreement, such Party shall be liable to the other Party for all direct damages, losses and costs resulting from such failure, provided that such other Party shall use its Commercially Reasonable Efforts to mitigate such damages, losses and costs.

2.13     DELIVERY

         Metal shall be delivered CPT the Delivery Site identified in each Firm Order. The delivery of Metal pursuant to this Section 2.13 shall be governed by Incoterms 2000, as amended from time to time.

2.14     TITLE AND RISK OF LOSS

         Title to and risk of damage to and loss of Metal shall pass to the Purchaser as the Metal is delivered by the Supplier to the carrier.

2.15     PURCHASER AS PRINCIPAL

         Purchaser warrants that all Metal to be purchased hereunder shall be purchased for Purchaser's own consumption. Purchaser agrees that it shall not re-sell or otherwise make available to any Person any Metal purchased from the Supplier hereunder, other than in respect of transactions undertaken in small quantities by the Purchaser to balance purchases or Purchaser's metal position.

3.       FORCE MAJEURE

3.1      EFFECT OF FORCE MAJEURE

         No Party shall be liable for any loss or damage that arises directly or indirectly through or as a result of any delay in the fulfilment of or failure to fulfil its obligations in whole or in part (other than the payment of money as may be owed by a Party) under this Agreement where the delay or failure is due to Force Majeure. The obligations of the Party affected by the event of Force Majeure (the "AFFECTED PARTY") shall be suspended, to the extent that those obligations are affected by the event of Force Majeure, from the date the Affected Party first gives notice in respect of that event of Force Majeure until cessation of that event of Force Majeure (or the consequences thereof).

3.2      DEFINITION

         "FORCE MAJEURE" shall mean any act, occurrence or omission (or other event), subsequent to the commencement of the Term hereof, which is beyond the reasonable control of the Affected Party including, but not limited to: fires, explosions, accidents, strikes, lockouts or labour disturbances, floods, droughts, earthquakes, epidemics, seizures of cargo, wars (whether or not declared), civil commotion, acts of God or the public enemy, action of any government, legislature, court or other Governmental Authority, action by any authority, representative or organisation exercising or claiming to exercise powers of a government or Governmental Authority, compliance with Applicable Law, blockades, power failures or curtailments, inadequacy or shortages or curtailments or cessation of supplies of raw materials or other supplies, failure or breakdown of equipment of facilities, the invocation of Force Majeure by any party to an agreement under which any Party's operations are affected, and any declaration of Force Majeure by the facility producing the Metal, or any other event beyond the reasonable control of the Parties whether or not similar to the events or occurrences enumerated above. In no circumstances shall problems with making payments constitute Force Majeure.

3.3      NOTICE

         Upon the occurrence of an event of Force Majeure, the Affected Party shall promptly give notice to the other Party hereto setting forth the details of the event of Force Majeure and an estimate of the likely duration of the Affected Party's inability to fulfil its obligations under this Agreement. The Affected Party shall use Commercially Reasonable Efforts to remove the said cause or causes and to resume, with the shortest possible delay, compliance with its obligations under this Agreement provided that the Affected Party shall not be required to settle any strike, lockout or labour dispute on terms not acceptable to it. When the said cause or causes have ceased to exist, the Affected Party shall promptly give notice to the other Party that such cause or causes have ceased to exist.

3.4      PRO RATA ALLOCATION

         If the Supplier's supply of any Metal to be delivered to the Purchaser is stopped or disrupted by an event of Force Majeure, the Supplier shall have the right to allocate its available supplies of such Metal, if any, among any or all of its existing customers whether or not under contract, in a fair and equitable manner. In addition, where the Supplier is the Affected Party, it may (but shall not be required to) offer to supply, from another source, Metal of similar quality in substitution for the Metal subject to the event of Force Majeure to satisfy that amount which would have otherwise been sold and purchased hereunder at a price which may be more or less than the price hereunder.

3.5      CONSULTATION

         Within thirty (30) days of the cessation of the event of Force Majeure, the Parties shall consult with a view to reaching agreement as to the Supplier's obligation to provide, and the Purchaser's obligation to take delivery of, that quantity of Metal that could not be sold and purchased hereunder because of the event of Force Majeure, provided that any such shortfall quantity has not been replaced by substitute Metal pursuant to the terms above.

         In the absence of any agreement by the Parties, failure to deliver or accept delivery of Metal which is excused by or results from the operation of the foregoing provisions of this Section 3 shall not extend the Term of this Agreement and the quantities of Metal to be sold and purchased under this Agreement shall be reduced by the quantities affected by such failure.

3.6      TERMINATION

         (a) If an event of Force Majeure where the Affected Party is the Purchaser shall continue for more than twelve (12) consecutive calendar months, then the Supplier shall have the right to terminate this Agreement.

         (b) If an event of Force Majeure where the Affected Party is the Supplier shall continue for more than twelve (12) consecutive calendar months, then the Purchaser shall have the right to terminate this Agreement.

4.       ASSIGNMENT

4.1      PROHIBITION ON ASSIGNMENTS

         No Party shall assign or transfer this Agreement, in whole or in part, or any interest or obligation arising under this Agreement except as permitted by Section 4.2, without the prior written consent of the other Party.

4.2      ASSIGNMENT WITHIN ALCAN GROUP OR NOVELIS GROUP

         (a) With the consent of Novelis, such consent not to be unreasonably withheld or delayed, Alcan may elect to have one or more of the Persons comprising the Alcan Group assume the rights and obligations of the Supplier under this Agreement, provided that

                  (i) Alcan shall remain fully liable for all obligations of the Supplier hereunder, and

                  (ii) the transferee will remain at all times a member of the Alcan Group;

         any such successor to Alcan as a Supplier under this Agreement shall be deemed to be the "SUPPLIER" for all purposes of the Agreement.

         (b) With the consent of Alcan, such consent not to be unreasonably withheld or delayed, Novelis may elect to have one or more of the Persons comprising the Novelis Group assume the rights and obligations of the Purchaser under this Agreement, provided that

                  (i) Novelis shall remain fully liable for all obligations of the Purchaser hereunder, and

                  (ii) the transferee will remain at all times a member of the Novelis Group;

         any such successor to Novelis as Purchaser under this Agreement shall be deemed to be the "PURCHASER" for all purposes of this Agreement.

5.       TERM AND TERMINATION

5.1      EFFECTIVENESS

         This Agreement shall come into effect upon the Effective Date.

5.2      TERM

         The term of this Agreement (the "TERM") shall be from the Effective Date until December 31, ***, unless terminated earlier or extended pursuant to the provisions of this Agreement.

5.3      EXTENSION

         One year prior to the expiration of the Term, the Parties may, upon the request of any Party, meet to negotiate in good faith a possible extension of the Term for a further period on terms to be mutually agreed (including in respect of quantities and price of Metal to be purchased and supplied hereunder). If no such agreement is reached between the Parties, the Agreement shall terminate upon expiry of the Term.

5.4      TERMINATION

         This Agreement shall terminate:

         (a)      upon expiry of the Term;

         (b) upon the mutual agreement of the Parties prior to the expiry of the Term;

         (c)      pursuant to Section 3.6 as a result of Force Majeure; or

         (d)      upon the occurrence of an Event of Default, in accordance with
                  Section 6.


*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.       EVENTS OF DEFAULT

         This Agreement may be terminated in its entirety immediately at the option of a Party (the "TERMINATING PARTY"), in the event that an Event of Default occurs in relation to the other Party (the "DEFAULTING PARTY"), and such termination shall take effect immediately upon the Terminating Party providing notice to the Defaulting Party of the termination.

         For the purposes of this Agreement, each of the following shall individually and collectively constitute an "EVENT OF DEFAULT" with respect to a Party:

         (a) such Party defaults in payment of any payments which are due and payable by it pursuant to this Agreement, and such default is not cured within thirty (30) days following receipt by the Defaulting Party of notice of such default;

         (b) such Party breaches any of its material obligations pursuant to this Agreement (other than as set out in paragraph (a) above), and fails to cure it within sixty (60) days after receipt of notice from the non-defaulting Party specifying the default with reasonable detail and demanding that it be cured, provided that if such breach is not capable of being cured within sixty (60) days after receipt of such notice and the Party in default has diligently pursued efforts to cure the default within the sixty (60) day period, no Event of Default under this paragraph (b) shall occur;

         (c) such Party breaches any material representation or warranty, or fails to perform or comply with any material covenant, provision, undertaking or obligation in or of the Separation Agreement;

         (d) in relation to the Purchaser (1) upon the occurrence of a Non Compete Breach (as defined in the Separation Agreement) and the giving of notice of the termination of this Agreement by Alcan to Novelis pursuant to Section 14.03(b) of the Separation Agreement and pursuant to this paragraph of this Agreement, or (2) upon the occurrence of a Change of Control Non Compete Breach (as defined in the Separation Agreement) and the giving of notice of the termination of this Agreement by Alcan to Novelis pursuant to Section 14.04(e) of the Separation Agreement, in which event the termination of this Agreement shall be effective immediately upon Alcan providing Novelis notice pursuant to Section 14.03(b) or Section 14.04(e) of the Separation Agreement;

         (e) such Party (i) is bankrupt or insolvent or takes the benefit of any statute in force for bankrupt or insolvent debtors, or
                  (ii) files a proposal or takes any action or proceeding before any court of competent jurisdiction for dissolution, winding-up or liquidation, or for the liquidation of its assets, or a receiver is appointed in respect of its assets, which order, filing or appointment is not rescinded within sixty (60) days; or

         (f) proceedings are commenced by or against such Party under the laws of any jurisdiction relating to reorganization, arrangement or compromise.

7.       REPRESENTATIONS AND WARRANTIES

         The Parties hereby reiterate for the purposes of this Agreement those representations and warranties set forth in Article VI of the Separation Agreement.

8.       CONFIDENTIALITY

         Each of the Parties shall at all times be in full compliance with its obligations under Sections 11.07 and 11.08 (Confidentiality) of the Separation Agreement.

9.       DISPUTE RESOLUTION

9.1      DISPUTES

         The Master Agreement with respect to Dispute Resolution, effective on the Effective Date, among the Parties and other parties thereto shall govern all disputes, controversies or claims (whether arising in contract, delict, tort or otherwise) ("DISPUTES") between the Parties that may arise out of, or relate to, or arise under or in connection with, this Agreement or the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby), or the commercial or economic relationship of the Parties relating hereto or thereto.

9.2      CONTINUING OBLIGATIONS

         The existence of a Dispute with respect to this Agreement between the Parties shall not relieve either Party from performance of its obligations under this Agreement that are not the subject of such Dispute.

10.      MISCELLANEOUS

10.1     CONSTRUCTION

         The terms of Section 16.04 (Construction) of the Separation Agreement shall apply to this Agreement, mutatis mutandis, as if all references therein to the "Agreement" were deemed to be references to this Agreement.

10.2     PAYMENT TERMS

         Any amount to be paid or reimbursed by one Party to the other under this Agreement, save as expressly provided in Section 2, shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or reasonable explanation supporting such amount.

10.3     NOTICES

         All notices and other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the date of actual receipt if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed by telephone. All notices hereunder shall be delivered as follows:

         IF TO THE PURCHASER, TO:

         NOVELIS INC.
         Suite 3800
         Royal Bank Plaza, South Tower
         P.O. Box 84
         200 Bay Street
         Toronto, Ontario
         M5J 2Z4

         Fax:         416-216-3930

         Attention:   Chief Executive Officer

         IF TO THE SUPPLIER, TO:

         ALCAN INC.
         1188 Sherbrooke Street West
         Montreal, Quebec
         H3A 3G2
         Fax:         514-848-8115

         Attention:   Chief Legal Officer

         Any Party may, by notice to the other Party, change the address or fax number to which such notices are to be given.

10.4     GOVERNING LAW

         This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein, irrespective of conflict of laws principles under Quebec law, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

10.5     JUDGMENT CURRENCY

         The obligations of a Party to make payments hereunder shall not be discharged by an amount paid in any currency other than Dollars, whether pursuant to a court judgment or arbitral award or otherwise, to the extent that the amount so paid upon conversion to Dollars and transferred to an account indicated by the Party to receive such funds under normal banking procedures does not yield the amount of Dollars due, and each Party hereby, as a separate obligation and notwithstanding any such judgment or award, agrees to indemnify the other Party against, and to pay to such Party on demand, in Dollars, any difference between the sum originally due in Dollars and the amount of Dollars received upon any such conversion and transfer.

10.6     ENTIRE AGREEMENT

         This Agreement, the Separation Agreement and schedules, exhibits, annexes and appendices hereto and thereto and the specific agreements contemplated herein or thereby, contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter. No agreements or understandings exist between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

10.7     CONFLICTS

         In case of any conflict or inconsistency between this Agreement and the Separation Agreement, this Agreement shall prevail.

10.8     SEVERABILITY

         If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.9     SURVIVAL

         The obligations of the Parties under Sections 2.10, 2.11, 2.12, 8, 9,
         10.4 and 10.9 and liability for the breach of any obligation contained herein shall survive the expiration or earlier termination of this Agreement.

10.10    EXECUTION IN COUNTERPARTS

         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

10.11    AMENDMENTS

         No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.12    WAIVERS

         No failure on the part of a Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Applicable Law.

10.13    NO PARTNERSHIP

         Nothing contained herein or in the Agreement shall make a Party a partner of any other Party and no Party shall hold out the other as such.

10.14    TAXES, ROYALTIES AND DUTIES

         All royalties, taxes and duties imposed or levied on any Metal delivered hereunder (other than any taxes on the income of the Supplier) shall be for the account of and paid by the Purchaser.

10.15    LIMITATIONS OF LIABILITY

         (a) Neither Party shall be liable to the other Party for any indirect, collateral, incidental, special, consequential or punitive damages, lost profit or failure to realize expected savings or other commercial or economic loss of any kind, howsoever caused, and on any theory of liability (including negligence) arising in any way out of this Agreement; provided, however, that the foregoing limitations shall not limit any Parties' indemnification obligations for Liabilities with respect to Third Party Claims as set forth Article IX of the Separation Agreement (as if such Article IX was set out in full herein by reference to the obligations of the Parties hereunder).

         (b) Sections 9.04, 9.05, 9.06, 9.07 and 9.09 of the Separation Agreement shall apply mutatis mutandis with respect to any Liability subject to any indemnification or reimbursement pursuant to this Agreement.



[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, the Parties hereto have caused this Metal Supply Agreement to be executed by their duly authorized representatives.



                                    NOVELIS INC.


                                    By:   _______________________________
                                          Name:
                                          Title:


                                    By:   _______________________________
                                          Name:
                                          Title:


                                    ALCAN INC.

                                    By:   _______________________________
                                          Name:
                                          Title:

                                    By:   _______________________________
                                          Name:
                                          Title: